                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 13G
                              (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
          RULE 13D-2(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. 1)<F>1

                      SHORELINE FINANCIAL CORPORATION
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                             (Name of Issuer)

                               COMMON STOCK
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                      (Title of Class of Securities)

                                825190-10-1
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                              (CUSIP Number)

                             DECEMBER 31, 1998
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          (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [X] Rule 13d-1(b)
                 [ ] Rule 13d-1(c)
                 [ ] Rule 13d-1(d)



<F1>  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

The filing of this Schedule shall not be construed as an admission by Shoreline Bank that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, or for any other purposes, the beneficial owner of any securities covered by this schedule.




                             Page 1 of 4 pages

CUSIP No. 825190-10-1               13G                   Page 2 of 4 Pages

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(1)  Names of Reporting Persons
     I.R.S. Identification No. of Above Persons (Entities Only)

                              Shoreline Bank
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(2)  Check the Appropriate Box if a Member of a Group*
                                                              (a)  [  ]
                                                              (b)  [  ]
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(3)  SEC Use Only
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(4)  Citizenship or Place of Organization

                          Benton Harbor, Michigan
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     Number of         (5)    Sole Voting Power            936,358.1 shares
     Shares            ----------------------------------------------------
     Beneficially
     Owned by          (6)    Shared Voting Power                         0
     Each              ----------------------------------------------------
     Reporting
     Person            (7)    Sole Dispositive Power       378,800.5 shares
     With              ----------------------------------------------------

                       (8)    Shared Dispositive Power     246,100.1 shares
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                            1,165,562.1 shares
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares<F*>                                                         [ ]
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(11) Percent of Class Represented by Amount in Row 9

                                   12.9%
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
(12) Type of Reporting Person<F*>

                                    BK

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
Securities and Exchange Commission
Schedule 13G
Page 3 of 4 pages

ITEM 1(A). NAME OF ISSUER:

           Shoreline Financial Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           823 Riverview Drive
           Benton Harbor, Michigan 49022

ITEM 2(A). NAME OF PERSON FILING:

           Shoreline Bank

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           823 Riverview Drive
           Benton Harbor, Michigan 49022

ITEM 2(C). CITIZENSHIP:

           State of Michigan, United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           825190-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act;

           (b)  [X]  Bank as defined in Section 3(a)(6) of the Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e)  [ ]  Investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E);

           (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check
           this box:   [ ]

Securities and  Exchange Commission
Schedule 13G
Page 4 of 4 pages

ITEM 4.    OWNERSHIP.

           (a)  Amount Beneficially Owned:                1,165,562.1 shares

           (b)  Percent of Class:                                      12.9%

           (c)  Number of shares as to which such person has:

                (i)    Sole power to vote or to direct
                       the vote                             936,358.1 shares

                (ii)   Shared power to vote or to direct
                       the vote                                     0 shares

                (iii)  Sole power to dispose or to direct
                       the disposition of                   378,800.5 shares

                (iv)   Shared power to dispose or to direct
                       the disposition of                   246,100.1 shares

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
           HOLDING COMPANY.

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 15, 1999


                                   Shoreline Bank


                                   /S/GARRY KEMPKER

                                   Garry Kempker
                                   First Vice President and Trust
                                   Officer